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                                                                    Exhibit 23.9


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-4 (Commission file number 333-82623) of our report, dated January 20, 1999, which appears on page 62 of the Annual Report on Form 10-K of Western Bancorp, relating to the consolidated balance sheets of PNB Financial Group and subsidiary as of December 30, 1998 and December 31, 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the period ended December 30, 1998 and the years ended December 31, 1997 and 1996. We also consent to the reference to our Firm under the caption "Experts" in the aforementioned Registration Statement.

McGladrey & Pullen, LLP


Anaheim, California
August 16, 1999